        As filed with the Securities and Exchange Commission on November 1, 1996
                                                        Registration No. 333-___
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                             BOARDWALK CASINO, INC.
             (Exact name of registrant as specified in its charter)

                                     NEVADA
                          (State or other jurisdiction
                       of incorporation or organization)

                                   88-0304201
                      (I.R.S. Employer Identification No.)
                                _______________

                         3750 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 735-2400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                _______________

                     JONES, JONES, CLOSE & BROWN, CHARTERED
                           3773 HOWARD HUGHES PARKWAY
                               THIRD FLOOR SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-2220
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                _______________

                        Copies of all communications to:

                           ANDREW N. BERNSTEIN, ESQ.
                           ANDREW N. BERNSTEIN, P.C.
                          5445 DTC PARKWAY, SUITE 520
                       GREENWOOD VILLAGE, COLORADO 80111
                           TELEPHONE:  (303) 770-7131
                           FACSIMILE:  (303) 770-7332
                                _______________
________________________________________________________________________________

     Approximate date of proposed sale to the public:

     As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                _______________


======================================================================

                        CALCULATION OF REGISTRATION FEE

======================================================================

TITLE OF            AMOUNT TO BE    PROPOSED   PROPOSED    AMOUNT OF
SECURITIES TO BE..  REGISTERED (1)  MAXIMUM    MAXIMUM     REGISTRATION
REGISTERED........                  OFFERING   AGGREGATE   FEE
                                    PRICE PER  OFFERING
                                    SHARE (2)  PRICE (2)
--------------------------------------------------------------------------------

Common Stock,
$.001 par value     150,000 shares  $6.50      $975,000    $296.00
================================================================================

     (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock ("Shares") which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (2) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked price of the Common Stock of Boardwalk Casino, Inc. as reported on the Nasdaq SmallCap Market within five business days prior to the date of filing the registration statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                 150,000 SHARES
                                OF COMMON STOCK

                             BOARDWALK CASINO, INC.



     This Prospectus relates to the public offering by certain Selling Stockholders (as hereinafter defined) of up to 150,000 shares of common stock, $.001 par value per share (the "Common Stock"), of Boardwalk Casino, Inc., a Nevada corporation (the "Company"). The 150,000 shares of Common Stock (collectively, the "Shares"), when sold, will be sold by and for the account of the Selling Stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Selling Stockholders directly or through agents, dealers or underwriters may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the Shares to be sold, purchase price, offering price, the name of any agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by them pursuant to this Prospectus will be the purchase price of such Shares less any commissions. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Shares. All expenses relating to the distribution of the Shares are to be borne by the Company, other than commissions, concessions and discounts of underwriters, dealers or agents of the Selling Stockholders. The Selling Stockholders, and any dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "BWLK." On October 23, 1996, the last sales price of the Common Stock as reported on the Nasdaq SmallCap Market was $6.38 per share.

     PURCHASE OF THE SHARES IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 219 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company's securities are listed on the Pacific Stock Exchange and such reports and other information concerning the Company can be inspected at such exchange.

     The Company furnishes annual reports to its stockholders which include audited financial statements. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 (including its balance sheets as of September 30, 1995 and 1994, statements of income (loss), shareholders' equity and cash flows for the years then ended, together with the report of independent public accountants) filed pursuant to Section 13(a) of the Exchange Act;

     (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 1995, March 31, 1996 and June 30, 1996;

     (c) The Company's definitive Proxy Statement for the Annual Meeting of Stockholders of the Company held March 13, 1996;

     (d) The Company's definitive Proxy Statement for the Special Meeting of Stockholders of the Company to be held November 21, 1996;

     (e) The description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A under the Exchange Act (File No. 1-12780) and its Registration Statement on Form SB-2 under the Securities Act (Registration No. 33-71816-LA), including any amendments or reports filed for the purpose of updating such descriptions; and

     (f) All subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents, excluding those portions of such documents not deemed filed. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any subsequently filed supplement to this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Forrest J. Woodward, President, Boardwalk Casino, Inc., 3750 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 735-2400.


                                  THE COMPANY

     Boardwalk Casino, Inc. (the "Company") is a Nevada corporation that owns and operates the Holiday Inn(R) Casino Boardwalk in Las Vegas, Nevada. The Holiday Inn(R) Casino Boardwalk is situated on a 7.8-acre site on the Las Vegas Strip between Flamingo Road and Tropicana Avenue. As of October 24, 1996, it included 654 hotel rooms, approximately 33,000 square feet of casino space, a coffee shop, a full-service restaurant, a snack bar, an entertainment lounge, two bars, two outdoor swimming pools and 700 garage and surface parking spaces. It also contains a small gift shop under lease to Holiday Gifts, Inc., a Nevada corporation owned by Norbert W. Jansen and Avis P. Jansen, the executive officers, directors and principal shareholders of the Company. The Company has recently completed a substantial hotel and casino renovation and expansion program.

     Boardwalk Casino, Inc. was incorporated under the laws of the State of Nevada on July 27, 1993; Holiday Gifts, Inc. was incorporated under the laws of the State of Nevada on December 23, 1971. The Company's principal executive office is located at 3750 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and its telephone number is (702) 735-2400.

                                  RISK FACTORS

     This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by the Company with the Commission will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in the Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. The Shares being offered by this Prospectus involve a high degree of risk. Before making a decision to purchase any of the securities described in this Prospectus, prospective investors should carefully consider the following factors, together with other information in this Prospectus.

WORKING CAPITAL DEFICIT AND NET LOSSES

     At June 30, 1996, the Company's current liabilities exceeded its current assets by approximately $8,285,564. In addition, the Company has experienced net losses for the nine months ended June 30, 1996 of $3,122,992 and for the fiscal years ended September 30, 1995 and 1994 of $5,336,826 and $946,527.

     As of September 24, 1996, the Company completed a private financing with Diversified Opportunities Group Ltd., a company controlled by Jacobs Entertainment Ltd. ("Diversified"), pursuant to which: (i) the Company issued and sold to Diversified 571,429 shares of Common Stock at a price of $7.00 per share for a total purchase price of $4 million; (ii) the Company issued and sold to Diversified a convertible subordinated note in the principal amount of $5 million (the "Note"). The Note provides for a variable interest rate of LIBOR plus 2% and interest thereon is payable on a quarterly basis. The principal of the Note is due and payable in September 1998. Subject to approval of the Nevada Gaming Authorities, the Note is convertible into shares of Common Stock at a conversion price of $7.50 per share; and (iii) Diversified purchased an additional 182,411 shares of Common Stock privately from The Jansen Trust. The proceeds of the debt and equity transactions were applied by the Company to retire certain short-term indebtedness and to enhance its working capital.

COMPETITION

     There is intense competition among companies in the gaming industry, many of which have significantly greater financial resources than the Company. The Holiday Inn(R) Casino Boardwalk faces competition from all other casinos and hotels in the Las Vegas area. Hotel room inventory in Las Vegas has expanded significantly in the recent past, further increasing competition. Indirectly and to a lesser extent, the Company's operations compete generally with gaming operations in other parts of the State of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, on-and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gambling. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in other states and on Native American reservations represents additional competition to the Company and could adversely affect the Company's operations, particularly if such gaming were to occur in areas close to the Company's operations.

INDEBTEDNESS AND ABILITY TO SERVICE DEBT

     As a result of its private placements of $40 Million First Mortgage Notes in April 1995 and $5 Million Convertible Subordinated Note in September 1996 (the "Notes"), the Company's level of indebtedness could have important consequences to holders of the Common Stock, including the following: (i) if the Company is unable to sustain its current level of operations or if the Company suffers adverse operating results, the Company could prove unable to service such level of indebtedness; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and would not be available for other purposes; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in the gaming industry.

     Based upon the Company's current level of operations and anticipated growth as a result of its business strategy, the Company expects that cash flow from operations and additional financings in the future will be sufficient to enable the Company to satisfy its anticipated requirements for operating expenses, capital expenditures and financing activities, excluding interest and principal payments on the Notes. If the Company is unable to satisfy such requirements from these sources, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, refinancing or restructuring its indebtedness, selling material assets or operations or seeking additional capital contributions. There can be no assurance that any of such actions could be effected on satisfactory terms that would enable the Company to continue to satisfy the Company's capital requirements or that would be permitted under the terms of the Indenture or any other debt instruments to which the Company may then be subject.

SINGLE SOURCE OF REVENUE

     The Company is currently dependent upon the results of its single gaming casino and is consequently subject to greater risks, including risks related to natural disasters and local competitive conditions, than a more geographically diversified casino operation.

REGULATORY RESTRICTIONS UPON REMEDIES

     In the event of a foreclosure sale of the Company's casino under the deed of trust granted by the Company, Nevada gaming laws and regulations will require the purchaser or operator of the casino to be licensed under such laws and regulations, and if the trustee is unable, or chooses not, to sell the casino, the trustee would be required to retain an entity licensed under the Nevada gaming laws and regulations to conduct gaming operations at the casino. These licensing requirements of the Nevada Gaming Authorities may limit the number of potential bidders for the casino and may delay the sale thereof, either of which could adversely affect the sales price of the casino in the event of a foreclosure.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms of the Indenture governing the Notes include significant restrictive financial and operating covenants. The ability of the Company to make payments of principal and interest on its indebtedness and to comply with the restrictive covenants is dependent upon its future business performance, which is subject to financial, economic, competitive, regulatory and other factors, many of which are beyond the Company's control. Failure to comply with such covenants could lead to an acceleration of such indebtedness. In such a case, there can be no assurance that the Company would have sufficient resources to repay the principal and interest on the Notes. In addition, the Notes are secured by, among other things, a first mortgage on the casino and hotel and related assets. If an Event of Default (as defined) occurs with respect to the Notes, whether prior to or after completion of construction, there can be no assurance that the liquidation of the collateral securing the Notes would produce proceeds in an amount sufficient to pay the principal of or accrued interest on the Notes.

ADDITIONAL FINANCING

     Future expansion of the Company's gaming activities may require substantial amounts of capital. However, the availability of additional financing may affect the Company's ability to further expand its current facilities. There can be no assurance that funds for such expansions, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to the Company.

GENERAL ECONOMIC RISKS

     The Company's current and future business plan is dependent, in large part, on the state of the gaming industry. Adverse changes in general and local economic conditions may adversely impact investments in gaming enterprises. These conditions and other factors beyond the Company's control include: (i) the ability of the Company to operate the casino; (ii) competition from other hospitality and entertainment properties; (iii) changes in regional and local population and disposable income composition; (iv) the need for renovations, refurbishment and improvements; (v) unanticipated increases in operating costs;
(vi) changes in federal, state, local and Indian tribal laws, rules and regulations; (vii) legal restrictions as to the use of signs, billboards and other forms of road sign advertising typically utilized in marketing gaming operations; (viii) restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations;
(ix) the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs; (x) the exercise of the power of eminent domain; (xi) seasonality; (xii) changes or cancellation in local tourist, athletic or cultural events; and (xiii) changes in travel patterns or preferences, among other factors.

GAMING REGULATION

     The ownership and operation of a gaming casino is subject to extensive federal, state and local regulations. The State of Nevada and the applicable local authorities require various licenses, permits and approvals to be held by the Company. The Nevada Gaming Commission may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation and may also revoke the license of any individual licensed as an officer, director, control person or stockholder of a licensed or registered entity. To date, the Company has obtained all government licenses, permits and approvals necessary for the operation of its gaming activities, including the licensing of all stockholders, officers, directors and employees for whom licensing is required, and the Company intends to apply for any licenses and approvals that may be required in the future. However, gaming licenses and related approvals are deemed to be privileges under Nevada law, and no assurances can be given that any new licenses, permits or approvals that may be required in the future will be given or that existing ones will not be revoked. Denial or revocation of any such license in the future could (and revocation of the Company's license would) have a material adverse effect on the Company.

     The Company may not make a public offering of its securities without the approval of the Nevada Gaming Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or retire or extend obligations incurred for such purposes. Such approval, if given, will not constitute a recommendation or approval of the investment merits of the securities.

     Any beneficial holder of the securities of the Company may be subject to investigation by the Nevada Gaming Commission if the Nevada Gaming Commission has reason to believe that such ownership may be inconsistent with the State's gaming policies. Persons who acquire beneficial ownership of more than certain designated percentages of the Common Stock may be subject to certain reporting and qualification procedures established by Nevada law and the regulations of the Nevada Gaming Commission. In addition, changes in control of the Company may not occur without the prior approval of the Nevada Gaming Commission. See "Regulation and Licensing."

CONTROL BY PRINCIPAL STOCKHOLDER

     Norbert W. Jansen, the Chief Executive Officer and Chairman of the Board of Directors of the Company, beneficially owns approximately 42.7% of the outstanding shares of Common Stock. As a result, he controls the affairs of the Company, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of stockholders, including a merger, consolidation or sale of the Common Stock, and other matters regarding the Company.

POSSIBLE EFFECTS OF CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage acquisition bids for the Company. The Company has substantial authorized but unissued capital stock available for issuance. The Company's Articles of Incorporation contain provisions which authorize the Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock. Additionally, the Company's Bylaws grant authority to the Board to amend the Company's Bylaws and empower the Board to increase or decrease the number of directors and specify that directors will generally hold office until the next annual meeting of stockholders. These provisions may have the effect, either alone or in combination with each other, of (i) limiting the price that certain investors might be willing to pay in the future for the Common Stock, (ii) delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board of Directors or (iii) adversely affecting the voting power of stockholders who own Common Stock. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     Excluding the 753,840 shares of Common Stock recently acquired by Diversified, all of the Company's issued and outstanding shares of Common Stock have either been registered for resale or issued pursuant to a registration statement or have been held for over three years and are, therefore, currently available for immediate sale, subject to compliance with Rule 144 by executive officers and directors of the Company. In addition, the Company has granted Diversified certain demand registration rights covering its 753,840 shares of Common Stock. Any future sales of substantial amounts of Common Stock in the open market or the availability of such shares could adversely affect the market for the Common Stock.

ABSENCE OF CASH DIVIDENDS

     The Board of Directors does not anticipate paying cash dividends on the Common Stock for the foreseeable future and intends to retain any future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of the Company.

                            REGULATION AND LICENSING

     The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming Licensing Board (the "CCB"). The Nevada Commission, the Nevada Board and the CCB are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

     The Company is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. The Company is also required to be registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay all costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Company would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refused to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company is required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions of the Company must be reported to, or approved by, the Nevada Commission.

     If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming property and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the gaming property) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license of the Company or the appointment of a supervisor could (and revocation of any gaming license would) have a material adverse effect on the Company's gaming operations.

     Any beneficial holder of Common Stock or any other voting security of the Company ("Company Voting Securities") regardless of the number of shares owned, may be required to file an application, be investigated, and have such person's suitability as a beneficial holder of Company Voting Securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires beneficial ownership of more than 5% of Company Voting Securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of Company Voting Securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10%, but not more than 15%, of Company Voting Securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds Company Voting Securities for investment purposes only. An institutional investor shall not be deemed to hold Company Voting Securities for investment purposes unless Company Voting Securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Board of Directors of the Company, any change in the Company's corporate charter, bylaws, management, policies or operations of the Company, or any other action which the Nevada Commission finds to be inconsistent with holding Company Voting Securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent.
If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation. Norbert W. Jansen, the Company's largest stockholder, has been found suitable as a controlling stockholder of the Company.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of Company Voting Securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Company
(i) pays that person any dividend or interest upon any

Company Voting Securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;
(iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish the voting securities for cash at fair market value. Additionally, the CCB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own such debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner of any Company Voting Securities. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

     The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any approval, if granted, does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

     Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Company's Board of Directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control of the Company.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Company's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or
(iii) the number of table games operated. A casino entertainment tax is also paid by casino operators where entertainment is furnished in connection with the selling of food or refreshments. Nevada Corporate Licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of the Licensee's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     The sale of alcoholic beverages by the Company is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Company.

                                USE OF PROCEEDS

     The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS


     The Shares offered hereby may be offered for sale from time to time by the Selling Stockholders. The following table provides certain information with respect to the shares of Common Stock of the Company (including the Shares) held by each Selling Stockholder.

                                                                  SHARES BENEFICIALLY OWNED
                          NUMBER OF SHARES     NUMBER OF SHARES     AFTER THE OFFERING(1)
       NAME OF           BENEFICIALLY OWNED     REGISTERED FOR   -------------------------
SELLING SHAREHOLDER    AS OF OCTOBER 31, 1996    SALE HEREBY        NUMBER       PERCENT
-------------------    ----------------------  ----------------  -------------------------
Tina Hunt Coots              20,000                 20,000              0         -

James D. Hunt, Jr.           20,000                 20,000              0         -

James D. Hunt                56,000                 40,000          16,000        *

Glenna K. Hunt               20,000                 20,000              0         -

Carl Arfa and                10,000                 10,000              0         -
Judith Arfa

Grove, Inc.                  40,000                 40,000              0         -

----------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Assumes the sale of all the Shares offered hereby.



                              PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Selling Stockholders may use brokers or dealers in connection with the sale of Shares contemplated by this Prospectus and such brokers or dealers may receive fees or commissions in connection therewith. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices (including market prices or prices related thereto) determined at the time of sale or at negotiated prices.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock of the Company may not simultaneously engage in market-making activities with respect to such Common Stock of the Company during such distribution or for a period of two business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock of the Company by the Selling Stockholders.

     The Company will pay the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents.


                                 LEGAL MATTERS

     The validity of the shares offered hereby has been passed on for the Company by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.


                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                                   Page
                                                   ----

                        Available Information.....   2
                        Incorporation of Certain
                          Documents by Reference..   2
                        The Company...............   3
                        Risk Factors..............   4
                        Regulation and Licensing..   9
                        Use of Proceeds...........  13
                        Selling Stockholders......  13
                        Plan of Distribution......  13
                        Legal Matters.............  14
                        Experts...................  14



                              150,000 SHARES OF
                                COMMON STOCK



                                 BOARDWALK
                                CASINO, INC.



                            -------------------
                                PROSPECTUS
                            -------------------



                             NOVEMBER __, 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC Registration Fee...........  $   296
    *Printing Expenses.............     2,000
    *Legal Fees and Expenses.......    15,000
    *Accounting Fees and Expenses..     7,500
    *Miscellaneous Expenses........       204
                                      -------
          TOTAL.....................  $25,000
          -------

          *Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.751 of the Nevada Revised Statutes and Article IV of the Company's Restated Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Restated Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

  The Company's Restated Articles of Incorporation also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company may seek to obtain directors' and officers' liability insurance.

ITEM 16.  EXHIBITS

     5.1 Opinion of Andrew N. Bernstein, P.C., securities counsel for the Registrant, as to the legality of the securities being registered.
    23.1  Consent of Coopers & Lybrand L.L.P., independent public accountants.
    23.2 Consent of Andrew N. Bernstein, P.C. (included in their opinion filed as Exhibit 5.1).

ITEM 17.  UNDERTAKINGS.

    (A)   RULE 415 OFFERINGS.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (B)   REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada on October 31, 1996.
                                                        _________________

                              BOARDWALK CASINO, INC.
                              (Registrant)

                              By: /s/ FORREST J. WOODWARD
                                  --------------------------------------
                                  Forrest J. Woodward, President and
                                  Chief Operating Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                       Title                           Date
    ---------                       -----                           ----

/s/ NORBERT W. JANSEN     Chief Executive Officer and             10/31/96
---------------------                                         ----------------
Norbert W. Jansen         Chairman of the Board of Directors


/s/ AVIS P. JANSEN        Vice President and Director             10/31/96
---------------------                                         ----------------
Avis P. Jansen


/s/ LOUIS J. SPOSATO       Chief Financial Officer,               10/31/96
---------------------                                        -----------------
Louis J. Sposato           Secretary, Treasurer and
                           Director

/s/ JAMES SCIBELLI         Director                               10/31/96
---------------------                                        -----------------
James Scibelli


/s/ KEVEN J. PICARDO       Director                               10/31/96
---------------------                                        -----------------
Keven J. Picardo

                                 EXHIBIT INDEX


EXHIBIT                                                                    PAGE
NUMBER                    DESCRIPTION OF EXHIBIT                         NUMBER

 5.1         Opinion of Andrew N. Bernstein, P.C., securities counsel
             for the Registrant, as to the legality of the securities
             being registered........................................        22

23.1         Consent of Coopers & Lybrand L.L.P., independent public
             accountants.............................................        24